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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Place Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

September 27, 2006

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Place Financial Corp. (“First Place”), which will be held on Thursday, October 26, 2006, at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

The attached Notice of the Annual Meeting and the proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of First Place, as well as a representative of Crowe Chizek and Company LLC, First Place’s independent auditors, will be present at the Annual Meeting to respond to any questions that shareholders may have regarding the business to be transacted. In addition, the Annual Meeting will include management’s report on First Place’s financial performance for the fiscal year ended June 30, 2006.

The board of directors of First Place has determined that the matters to be considered at the Annual Meeting are in the best interests of First Place and its shareholders, and the board unanimously recommends that you vote “FOR” the nominees as directors specified under Proposal 1 and “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2007 as specified under Proposal 2.

Your vote is very important. Whether or not you expect to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, so that your shares will be represented. Your cooperation is appreciated since a majority of the common stock entitled to vote must be represented, either in person or by proxy, at the Annual Meeting to constitute a quorum for the conduct of business.

On behalf of the board of directors and all of the employees, we thank all of our shareholders for your continued interest and support.

Sincerely yours,

/s/ Steven R. Lewis
Steven R. Lewis President and Chief Executive Officer

185 East Market Street • Warren, OH 44481 • 330/373/1221 • www.firstplacebank.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on October 26, 2006

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of First Place Financial Corp. (“First Place”) will be held on Thursday, October 26, 2006 at 10:00 a.m., Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio 44484.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	The election of four directors for terms of three years each or until their successors are elected and qualified;

2.	The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of First Place for the fiscal year ending June 30, 2007; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The board of directors has established September 14, 2006, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such shareholders will be available at the Annual Meeting and for the 10 days preceding the meeting at First Place’s corporate headquarters located at 185 East Market Street, Warren, Ohio 44481. Only shareholders of First Place common stock as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr Secretary

Warren, Ohio

September 27, 2006

FIRST PLACE FINANCIAL CORP.

PROXY STATEMENT

Information Concerning Solicitation and Voting

Your vote is very important. This proxy statement, the proxy card and the 2006 Annual Report are first being given or sent on or about September 27, 2006 to shareholders of First Place Financial Corp. (“First Place”) in connection with the solicitation of proxies by the board of directors for the 2006 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy procedure is necessary to permit all of the shareholders, some of whom live throughout the United States and are unable to attend the Annual Meeting, to have an opportunity to vote. The board of directors encourages you to read this proxy statement thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Voting Procedures

MATTERS TO BE PRESENTED. There are two proposals that will be presented for your consideration at the Annual Meeting:

•	Election of four directors; and

•	Ratification of appointment of independent auditors for 2007.

WHO CAN VOTE? You are entitled to vote your common stock if First Place’s records show that you held your shares as of September 14, 2006, the record date. At the close of business on that date, a total of 17,463,136 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented at the Annual Meeting, except as follows: as provided in First Place’s Amended and Restated Certificate of Incorporation, recordholders of common stock who own in excess of 10% of the outstanding shares of common stock (the “Limit”) are not entitled to vote any of their shares that are in excess of the Limit.

HOW DO I VOTE? Other than by attending the Annual Meeting and voting in person, shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

HOW ARE THE VOTES COUNTED? The Annual Meeting will be held if a quorum is represented. A quorum consists of a majority of outstanding shares of common stock entitled to vote. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. “Broker non-votes” occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by 10 days before the Annual Meeting. In this event, the nominees may vote those shares only on matters deemed routine. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter.

Directors are elected by a plurality of the votes cast with a quorum present. The four persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the Annual Meeting will be elected directors of First Place. The proposal to ratify the appointment of Crowe Chizek and Company LLC (“Crowe Chizek”) as independent auditors of First Place for the fiscal year ending June 30, 2007, as well as any other matter properly submitted to shareholders for their consideration at the Annual Meeting, will be approved if the number of votes cast by holders of common stock favoring the proposal exceed the number of votes cast opposing the proposal.

With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld for the election of one or more nominees for director will not be counted as votes cast for such individuals, and accordingly will have no effect. An abstention may be specified on the proposal to ratify the appointment of Crowe Chizek as First Place’s independent auditors for fiscal 2007. An abstention on the proposal to ratify the appointment of the independent auditors will not be deemed a vote cast, and consequently will have no effect on this proposal. The proposals to elect directors and ratify the appointment of the independent auditors are considered routine matters upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions, and for which there will be no broker non-votes.

WHO WILL COUNT THE VOTE? First Place’s transfer agent, Registrar and Transfer Company, will tally the vote, which will be certified by an independent Inspector of Election. After the final adjournment of the Annual Meeting, the proxies will be returned to First Place for safekeeping.

CHANGING YOUR VOTE. You may revoke your proxy instructions and change your vote if you are a holder of record. To do so, you must advise First Place’s corporate secretary in writing before the proxy committee votes your shares of common stock at the Annual Meeting, deliver later proxy instructions, or attend the Annual Meeting and vote your shares in person. However, if you are a shareholder whose shares are not registered in your name or are held in “street name”, you will need to obtain a written legal proxy in your name from your recordholder (in most cases your broker or bank) to vote personally at the Annual Meeting.

COST OF PROXY SOLICITATION. First Place will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, First Place directors, officers and employees may also solicit proxies personally or by telephone, without additional compensation.

ATTENDING THE ANNUAL MEETING. IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK HELD BY A BROKER, BANK OR OTHER NOMINEE, YOU WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE ANNUAL MEETING. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

VOTING RECOMMENDATIONS. The board of directors recommends that you vote “FOR” each nominee to the board of directors and “FOR” ratification of the appointment of Crowe Chizek and Company LLC as independent auditors.

VOTING RESULTS. The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in the quarterly report on Form 10-Q for the second quarter.

PROPOSAL 1. ELECTION OF DIRECTORS

The size of the board of directors is currently set at a maximum of thirteen members and divided into three classes. Each of the members of the board of directors also presently serves as a director of First Place Bank (the “First Place Bank”). Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year.

On June 27, 2006, First Place appointed Jeffrey B. Ohlemacher to its board of directors. The appointment of Mr. Ohlemacher fulfills a condition of the Agreement and Plan of Merger, dated January 27, 2006, by and among First Place, The Northern Savings & Loan Company, First Place Interim Bank and First Place Bank. Mr. Ohlemacher previously served on the board of directors of The Northern Savings & Loan Company since 1990. Mr. Ohlemacher is a nominee recommended by the board of directors for election at this Annual Meeting.

At the Annual Meeting, four directors will be elected for a three year term expiring at the 2009 Annual Meeting or until their successors are elected and qualified. The four nominees recommended by the board of directors for election at this Annual Meeting are as follows:

Marie Izzo Cartwright

Robert P. Grace

Thomas M. Humphries

Jeffrey B. Ohlemacher

Except as discussed above, no person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and First Place. No director of First Place is related to any other director or executive officer of First Place by blood, marriage or adoption. Each of the nominees currently serves as a director of First Place. Votes may be cast for only the four nominees listed above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present board of directors. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “For” the election of the nominees.

Information with Respect to the Nominees and Continuing Directors. The following table presents the names of the nominees and continuing directors, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each director became a director of First Place and the year in which their terms (or in the case of the nominees, their proposed terms) as director of First Place expire.

Name and Principal Occupation at Present and for Past Five Years	Age(1)	Director Since(2)	Expiration of Term as Director
NOMINEES
Marie Izzo Cartwright	53	2000	2009

Ms. Cartwright has been a member of the marketing and public relations profession for over 30 years and has been a consultant with Revak & Associates since January 2001. Prior to that date, she was the Vice President of Corporate Communications and Marketing for Glimcher Properties Limited Partnership, a position she had held since October 1996.

Robert P. Grace	67	1996	2009

Mr. Grace is a retired Partner of Ernst & Young, Certified Public Accountants. He was also formerly the Vice President and Chief Financial Officer of Salem Label Co., in Salem, Ohio from May 1996 to December 1998.

Thomas M. Humphries	62	1990	2009

Mr. Humphries has been the President and Chief Executive Officer of the Regional Chamber since April 1997. Prior to that date, he was a General Manager with Sprint Corp., a telecommunications company. In addition, he has been a Principal of Data/Voice Systems Review, Inc. since 1997.

Jeffrey B. Ohlemacher	48	2006	2009

Mr. Ohlemacher has been the President, CEO and Owner of Elyria Manufacturing Corp., a world-class supplier of precision machined turned parts and assemblies since 1987. Mr. Ohlemacher also serves as the President of B.R.E.I.C., a small real estate investment company, a position he has held since 1989.

CONTINUING DIRECTORS
A. Gary Bitonte, M.D.	59	2000	2007

Dr. Bitonte is a member of the teaching faculty of Northeast Ohio College of Medicine at Rootstown (NEOUCOM). Additionally, Dr. Bitonte’s urologic surgery practice spanned 21 years. Dr. Bitonte currently serves as a member of the Board of Trustees of the Youngstown State University Foundation as well as the NEOUCOM Foundation. He is also an Adjunct Professor at The Bitonte College of Health and Human Services at Youngstown State University.

Donald Cagigas	66	2000	2008

Mr. Cagigas has been the President of the Youngstown/Mahoning Valley United Way since April 2000. Prior to that date, he was the President of the Mahoning Valley Region of BANK ONE, NA, a position he had held since March 1988.

Name and Principal Occupation at Present and for Past Five Years	Age(1)	Director Since(2)	Expiration of Term as Director
Earl T. Kissell	57	2000	2007

Mr. Kissell was President and Chief Executive Officer of Ravenna Savings Bank from 1987 to 2000. Since 2001, Mr. Kissell has been an Assistant Professor of Economics, Business Management and Accounting at Hiram College.

Steven R. Lewis	48	1998	2008

Mr. Lewis has been President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank since 1997. He served as Executive Vice President from 1995 to 1997 and as Chief Financial Officer from 1985 until 1995. Prior to joining the organization in 1983, he served as a certified public accountant with Coopers and Lybrand.

E. Jeffrey Rossi	53	1994	2007
Mr. Rossi has been a principal of E.J. Rossi & Company, a life and health insurance brokerage, located in Youngstown and Warren, Ohio since 1978.

Samuel A. Roth	63	2000	2008

Mr. Roth has been Chairman of the Board of First Place and First Place Bank since December 2004. Mr. Roth has been a consultant to businesses since January 2003. He was President of FirstEnergy Facilities Services Group, a holding company for the mechanical construction, contracting and energy management companies owned by FirstEnergy, from January 1999 to December 2002. Prior to that he had been the President of Roth Bros., Inc. from 1966 to 1999.

William A. Russell	59	2000	2007
Mr. Russell has been the President of Canteen Service of Steel Valley, Inc., a food and vending service company since 1974.

Ronald P. Volpe, Ph.D.	63	2000	2008

Dr. Volpe has been a Professor of Finance in the Williamson College of Business Administration at Youngstown State University since 1975. Dr. Volpe teaches undergraduate and graduate courses in Investments, Personal Financial Planning and Financial Markets and Institutions. Prior to his career in higher education, he was employed as a member of the accounting staff at Ford Motor Company.

Robert L. Wagmiller	63	2000	2007

Mr. Wagmiller has been a Senior Advisor at the certified public accounting firm of Hill, Barth and King, LLC since 1998. He was the Chairman of TCT Distributing, LLC (D/B/A Belmont Distributing), a major Philips Magnavox wholesaler, from March 2001 through March 2004.

(1)	Age at September 14, 2006.

(2)	Includes years of service as a director of First Place and First Place Bank.

Executive Officers of First Place and First Place Bank who are not Directors

Set forth below is information concerning the executive officers of First Place and First Place Bank who do not serve on the board of directors of either First Place or First Place Bank. All executive officers are elected by the board of directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of First Place or First Place Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of First Place or First Place Bank and any other person pursuant to which such person was elected an executive officer.

Timothy A. Beaumont, age 48, was named Corporate Executive Vice President - Chief Credit Officer of First Place Bank in 2004. He joined First Place Bank in June 2000 as Senior Vice President. He was previously employed with Mahoning National Bank of Youngstown for nine years as Vice President of Commercial Lending. He has over fifteen years of experience in corporate banking. Mr. Beaumont is a Cum Laude graduate of Hiram College with a degree in Business Administration.

Albert P. Blank, age 44, was named President and Chief Operating Officer of First Place Bank in October 2004. Mr. Blank had served as Executive Vice President and Chief Operating Officer from 2003 to 2004. Mr. Blank joined First Place Bank in November 2000 as Senior Vice President of Retail Lending and served in that capacity through 2003. Prior to joining First Place Bank, Mr. Blank held various positions over approximately seven years with Republic Bancorp with his last position being the President of Sales for Republic Banc Mortgage Corp. He has a Bachelor of Arts degree from Mt. Union College and a Master of Business Administration degree from Kent State University.

J. Craig Carr, age 58, became Corporate Executive Vice President - General Counsel and Secretary of First Place in October 2004. Mr. Carr served as Senior Vice President – General Counsel and Secretary from 2001 through 2004. From 2000 through 2001, Mr. Carr held the position of General Counsel and Secretary. Prior to the merger of FFY with First Place, Mr. Carr had been General Counsel and Secretary of FFY and FFY Bank since January 1999. With FFY Bank since 1973, Mr. Carr is a member of the Ohio State and Mahoning County Bar Associations.

Brian E. Hoopes, age 49, became Corporate Executive Vice President – Chief Information Officer of First Place Bank in October 2004. Prior to that he had served as Senior Vice President – Chief Information Officer since 1999. Mr. Hoopes joined First Place Bank in August 1998 as Vice President of Banking Systems. He was previously employed with Michelin Tire Corporation for 18 years in positions responsible for electronic data processing and financial operations. Mr. Hoopes has a Bachelor of Science degree from the University of Akron.

Craig L. Johnson, age 47, became Michigan Regional President and Corporate Director of Commercial Real Estate of First Place Bank in May 2004. He served as President and Chief Executive Officer of Franklin Bancorp, Inc. and Franklin Bank, N.A. from November 2003 through May 2004 and as Executive Vice President and Chief Lending Officer from June 2003 through November 2003. He was previously employed by Republic Bancorp, Inc. serving as Vice Chairman, President Commercial Banking Division from June 1999 to November 2002 and as President and Chief Executive Officer of Republic Savings Bank from December 1995 to June 1999. Mr. Johnson has a Bachelor of Science in Business Administration degree from Central Michigan University.

Robert J. Kowalski, age 41, joined First Place Bank in April 2005 as Corporate Executive Vice President - Human Resources. From 2000 through 2004, Mr. Kowalski served as Vice President responsible for Human Resources for O/E Systems, Inc. of Troy, Michigan. Mr. Kowalski received his undergraduate degree from Michigan State University and a Masters in Marketing from Wayne State University.

Paul S. Musgrove, age 44, joined First Place in May 2005 as Corporate Executive Vice President – Chief Financial Officer and Treasurer of First Place Bank and Chief Financial Officer of First Place. Mr. Musgrove served as Vice President – Director Finance at Ohio Savings Bank from 2004 to 2005. Prior to that Mr. Musgrove was employed at RBC Centura Banks Inc. as Chief Financial Officer from 2002 to 2004 and as Corporate Controller from 2001 to 2002. From 1992 to 2001, Mr. Musgrove held various senior positions for Royal Bank Financial Group of Toronto, Canada. Mr. Musgrove received his undergraduate degree in engineering and a Master in Business Administration from Concordia University, Montreal, Canada.

Dominique K. Stoeber, age 42, became Corporate Executive Vice President - Retail Banking of First Place Bank in November 2004. Prior to this position, she was the Senior Vice President of Human Resources, a position she had held since January 1999. She joined First Place Bank in 1990 as Personnel Manager and was named Director of Human Resources in 1992. Ms. Stoeber has a Bachelor of Science degree in Human Resource Management from Ohio State University.

Kenton A. Thompson, age 50, joined First Place Bank in June 2003 as Regional President and Corporate Director of Business Financial Services. Prior to joining First Place, Mr. Thompson was employed by Key Bank for nineteen years, serving as the President of Key Trust Companies and Key Bank Life Insurance Ltd for the last seven of those years. Mr. Thompson has a Bachelor of Science degree in Business Administration from Youngstown State University.

R. Bruce Wenmoth, age 51, was named Corporate Executive Vice President - Retail Lending of First Place Bank in October 2004. He joined First Place Bank in June 2003 as Senior Vice President - Retail Lending. He was previously employed with Metropolitan Bank and Trust for over five years as Senior Vice President - Mortgage Banking and has over twenty years experience in mortgage banking. He has a Bachelor of Science degree from Cornell University.

About the Board of Directors

The Board of Directors. The board of directors of First Place is responsible for establishing broad corporate policies and for the overall performance of First Place. The members of the board of directors of First Place also serve as members of the board of directors for First Place Bank. Directors discharge their responsibilities at board meetings, committee meetings and also through considerable telephone contact and other communications with the Chairman of the Board and others regarding matters of concern and interest to First Place. During the fiscal year ended June 30, 2006, the board of directors of First Place Bank held twelve board meetings, and the board of directors of First Place held four quarterly board meetings, and one strategic planning meeting. All of the directors attended at least 75% of the total number of board meetings held.

Pursuant to applicable requirements of The NASDAQ Stock Market, Inc., the board of directors has affirmatively determined that a majority of the directors of First Place are independent. The current independent directors are: Dr. Bitonte, Mr. Cagigas, Ms. Cartwright, Mr. Grace, Mr. Humphries, Mr. Kissell, Mr. Ohlemacher, Mr. Rossi, Mr. Roth, Mr. Russell, Dr. Volpe and Mr. Wagmiller. Directors are encouraged to attend annual meetings of shareholders of First Place. Eleven of the twelve then current directors attended First Place’s annual meeting of shareholders on October 27, 2005.

Directors’ Fees. During fiscal 2006, directors of First Place Bank, with the exception of Mr. Lewis and Mr. Ohlemacher, received an annual retainer of $10,000 ($15,000 for Samuel A. Roth, Chairman of the Board). In addition, all of the directors, except Mr. Lewis, received the following for each meeting that they attended: $100 for each First Place regular board meeting, $250 for each First Place special board meeting, and $550 for each First Place Bank regular and special board meeting.

During fiscal 2006, directors also received a fee of $300 for each committee meeting attended, except that the fee for an Audit Committee meeting was $400. The Audit Committee Chair received an additional annual retainer of $3,000 and the Compensation Committee Chair received an additional annual retainer of $2,000. Each Chairman of the ALCO/Investment, Executive, Technology & Facilities, and Governance Committees received an additional $100 per meeting attended. Directors may elect to defer their compensation by participating in a non-qualified director’s deferred compensation plan. Mr. Lewis does not receive any compensation for attending committee meetings of First Place or First Place Bank.

Directors are eligible for, and in prior years have been granted stock awards under the First Place Financial Corp. 1999 Incentive Plan. However, no such awards were granted to the directors in fiscal year 2006. Directors are also eligible for stock awards under the 2004 Incentive Plan. However, no such awards were granted to the directors in fiscal year 2006.

Committees of the Board of Directors

The board of directors has four principal committees. The following describes for each committee the function, current membership and number of meetings held during fiscal 2006.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Directors Samuel A. Roth (Chairman), Robert P. Grace and E. Jeffrey Rossi. All members of the Corporate Governance and Nominating Committee are independent in accordance with The NASDAQ Stock Market listing standards. The Corporate Governance and Nominating Committee is responsible for reviewing and revising policies that will further the continuation of sound and effective corporate governance practices, as well overseeing the administrative needs of the board of directors, including the areas of board compensation, liability and performance. In addition, this Committee considers and selects the nominees for director to stand for election at the Annual Meeting, which nominees must be approved by a majority of independent directors.

The Corporate Governance and Nominating Committee does not have a written charter, but does have a mission statement “to oversee the administrative matters affecting board functions, including compensation, liability, performance, recruitment and nomination of individual directors.” Mr. Lewis, the Chief Executive Officer, serves as the liaison with management to facilitate the execution of the strategies of the Committee.

The Corporate Governance and Nominating Committee met two times in fiscal 2006. All of the Corporate Governance and Nominating Committee members attended both of the committee meetings held.

Audit Committee. The Audit Committees of First Place and First Place Bank consist of Directors Robert P. Grace (Chairman), Dr. A. Gary Bitonte, William A. Russell, Ronald P. Volpe, Ph.D. and Robert L. Wagmiller. All members of the Audit Committee are independent in accordance with The NASDAQ Stock Market listing standards and the additional independence requirements of the Securities and Exchange Commission for audit committee members. In addition, the board of directors has determined that Robert P. Grace and Robert L. Wagmiller are “audit committee financial experts” within the meaning of the Securities and Exchange Commission rules and regulations. The Audit Committees each have the responsibility for oversight of the audit process and monitoring the accounting, financial reporting, regulatory, and internal control functions. One of the primary responsibilities of both Audit Committees is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the Audit Committees are directly responsible for the engagement, compensation, retention and services of our independent auditors, who report directly to the Audit Committee. The Audit Committees are also responsible for:

•	Reporting to the board of directors on the general financial condition of First Place and First Place Bank and the results of the annual audit; and

•	Overseeing that First Place’s and First Place Bank’s activities are conducted in accordance with the Audit Committee Charter and applicable laws and regulations.

The Audit Committees operate under a written charter that is included herein as Appendix A.

The Audit Committees of First Place and of First Place Bank each met six times in fiscal 2006. All of the Audit Committee members attended at least 75% of the total number of committee meetings held.

Compensation Committee. The Compensation Committee of First Place consists of Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth and William A Russell. All members of the Compensation Committee are independent in accordance with The NASDAQ Stock Market listing standards. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. This committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of First Place and First Place Bank.

The Compensation Committee met six times in fiscal 2006. All of the Compensation Committee members attended at least 75% of the total number of committee meetings held.

Executive Committee. The Executive Committee of First Place consists of Directors Lewis (Chairman), Grace, Humphries, Kissell and Roth. The Executive Committee is responsible for contributing to the development of a long term dynamic strategic plan, to consider new opportunities and to respond to unanticipated external developments.

The Executive Committee met four times during fiscal 2006. All of the Executive Committee members attended at least 75% of the total number of committee meetings held.

Consideration of Director Nominees

Shareholder Nominees. The Corporate Governance and Nominating Committee does not have an official policy with regard to the consideration of director candidates recommended by shareholders. The board of directors believes that a policy specific to candidates recommended by shareholders is not necessary because the Corporate Governance and Nominating Committee will consider nominations for director nominees submitted by shareholders, and will evaluate such nominees in the same way that it evaluates nominees suggested by the Committee itself.

First Place’s Bylaws govern nominations for election to its board of directors. The Bylaws require all nominations for election to the board of directors to be made at a meeting of shareholders at which directors are to be elected, and only by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination for election of a director at a meeting of shareholders must be received by the corporate secretary of First Place not less than 90 days prior to the date of the meeting. If less than 100 days’ notice or prior disclosure of the date of the meeting is given, then written notice of a shareholder nomination must be received by the corporate secretary of First Place not later than the close of business on the 10th day following the day on which the date of the meeting was mailed or publicly disclosed. The written notice is required to set forth certain information specified in the Bylaws. First Place did not receive any such nominations from shareholders in connection with the Annual Meeting.

Director Qualifications. In evaluating nominations for director, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board. Members of the board should have the highest professional and personal ethics and values, consistent with the ethical values of First Place. Nominees should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical advice based on experience. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or as vacancies otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current board members, professional search firms, shareholders or other persons. These candidates can be evaluated and considered at any point during the year. As described above, the Committee will consider properly submitted shareholder nominations as candidates for the board. Following the verification of shareholder status of the persons proposing the candidates, the proposed candidate’s recommendations will be aggregated and considered by the Committee. In addition, the Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Committee will seek to achieve a balance of knowledge, experience and capability on the board. All nominees for director must be approved by a majority of independent directors.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the board of directors by sending a letter to First Place’s board of directors, c/o Corporate Secretary, 185 East Market Street, Warren, Ohio 44481. The corporate secretary will forward such communications to the director or directors to whom they are addressed.

Audit Committee Report

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or the Securities Exchange Act of 1934, as amended (“Exchange Act”), except as to the extent that First Place specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with its written charter adopted by the board of directors, as amended, and included herein as Appendix A, the Audit Committee (the “Committee”) assists the board of directors in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of First Place and First Place Bank and their system of internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and First Place and First Place Bank that might bear on the accountants’ independence consistent with Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the accountants’ independence.

The Committee reviewed with the internal auditors and independent accountants the overall scope and plans for their respective audits and the results of internal audit examinations. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of First Place’s and First Place Bank’s internal controls and the overall quality of First Place’s and First Place Bank’s financial reporting process.

The Committee discussed and reviewed with its independent accountants communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent accountants’ examination of the consolidated financial statements. In addition, the Committee considered the compatibility of nonauditing services provided to First Place and First Place Bank with the accountants’ independence in performing their auditing functions.

The Committee reviewed and discussed interim financial information, contained in each quarterly report and earnings announcement, with management and independent accountants prior to public release as necessary during fiscal 2006. The Committee reviewed and discussed the audited consolidated financial statements of First Place as of and for the fiscal year ended June 30, 2006 with management and the independent accountants. Management has the responsibility for the preparation of the consolidated financial statements and the independent accountants have the responsibility for the audit of those statements.

Based on the above mentioned reviews and discussions with management and the independent accountants, the Committee recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the Securities and Exchange Commission. The Committee also recommended the appointment of the independent accountants, and the board of directors concurs with such recommendation.

The foregoing report furnished by the Audit Committee of the board whose members are:

Directors Robert P. Grace (Chairman), Dr. A. Gary Bitonte, William A. Russell, Ronald P. Volpe, Ph.D., and Robert L. Wagmiller.

Compensation Committee Report

The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as to the extent that First Place specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Report on Executive Compensation. Under rules established by the Securities and Exchange Commission, First Place is required to provide certain data and information in regard to the compensation and benefits provided to First Place’s chief executive officer and other executive officers of First Place. In fulfillment of this requirement, the Compensation Committee of the board of directors, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

Objectives of Executive Compensation Programs

Compensation philosophy for First Place is focused on attracting, motivating, and retaining the highest quality personnel whose efforts are properly aligned with First Place’s business objectives and shareholder interests. As a result, compensation opportunities are directly linked to First Place’s performance through programs that:

•	Concentrate on overall performance of the organization and its specific achievement of objectives established by the independent members of the board;

•	Reward identifiable and measurable individual contributions;

•	Utilize equity ownership opportunities to properly align managements efforts with increases in shareholder value; and

•	Can be easily understood by First Place’s stockholders.

At the direction of First Place’s board, the Compensation Committee:

1.	Oversees First Place’s executive compensation programs including:

A.	Base salary for all executives

B.	Cash incentive compensation administered through the management bonus plan

C.	Stock options and restricted stock awards derived from First Place’s 1999 and 2004 Incentive Plans

D.	Change-in-Control Agreements

2.	Reviews general employee benefit programs including:

A.	Medical and prescription drug insurance

B.	Group life insurance

C.	Long-term and short-term disability

D.	Dental insurance

E.	401(k) Plan and ESOP

Committee Governance

1.	Only independent members of the Board may serve on the Compensation Committee. Mr. Lewis, the Chief Executive Officer of First Place, may attend meetings of the Compensation Committee if requested by the committee to present performance data and other information. Mr. Lewis is excluded from all committee votes and any deliberations with respect to his compensation.

2.	The Committee meets on a regular basis throughout the year. During fiscal year 2006, the Committee met 10 times to:

•	Establish budgets for all cash based compensation programs;

•	Determine and recommend financial performance targets to the board of directors to serve as the award basis within the management bonus plan;

•	Make equity-based awards and monitor overhang levels (the relationship between unexercised equity grants and equity available for grant as compared to total common shares outstanding) relative to peers;

•	Review all executive performance evaluations in order to properly administer total executive compensation;

•	Amend or create general employee benefit plans as necessary; and

•	Address other topics as appropriate.

All aspects of compensation are considered with regard to practices and performance of competitive peers in the thrift and banking industry. During fiscal year 2006, the Committee retained the consulting services of Clark Consulting to assist in the design and implementation of a performance based equity award program as provided for by the 2004 Incentive Plan. This performance-based program was implemented in fiscal year 2007.

In fiscal 2006, no awards were made under the 1999 or 2004 Incentive Plans to executive officers.

Chief Executive Officer Compensation. In determining compensation for Mr. Lewis, the Compensation Committee considered multiple factors: (i) salary information for the chief executive officers of comparable institutions gathered from local, regional and national salary surveys; (ii) information from proxy statements of publicly traded banks and thrifts; (iii) the financial performance of First Place during the preceding year as measured by return on assets and equity, loan loss and delinquency levels, overall company growth and diversification efforts, total general and administrative expenses and growth in earnings per share, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies, with earnings per share and return on equity being specifically included in the mathematical calculation of executive bonuses; (iv) regulatory examination comments and outside auditor’s comments received during the year; and (v) First Place’s progress toward completing a number of long-term initiatives. Mr. Lewis’ individual initiatives during 2006 included achieving specific core performance targets established by the board of directors, completing the evaluation and possible acquisition of The Northern Savings & Loan Company, achieving compliance in all material respects with the requirements as outlined by Section 404 of the Sarbanes-Oxley Act, improving various metrics with regard to asset quality, and executing a retail expansion plan. During fiscal 2006, Mr. Lewis’ base salary was increased from $290,000 to $325,000, which remained in effect for fiscal 2006. Mr. Lewis’ target bonus under First Place’s bonus plan is 50% of his base salary. For fiscal 2006, the bonuses of Mr. Lewis and other senior executives were awarded according to the Management Bonus Plan formula that is based on achieving financial targets established by the board of directors. The plan focuses on earnings per share, return on equity, in addition to individual performance. Under the terms of that plan, in August 2006 Mr. Lewis received a bonus of $181,431 for his fiscal 2006 performance.

Performance Evaluations. As noted above, during fiscal 2006, the Compensation Committee reviewed performance evaluations of the executive officers of First Place and First Place Bank that were prepared by Mr. Lewis and Mr. Blank, Chief Operating Officer. Additionally, the Compensation Committee completed an evaluation of Mr. Lewis with input from members of the board of directors. Among other items, the Compensation Committee considered First Place performance statistics as objective measures of performance, as well as discussion of progress toward goals established the previous year. The entire board of directors reviewed the evaluation of Mr. Lewis during August 2006.

Deductibility of Executive Compensation. The Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Code Section 162(m), which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to the chief executive officer or any of the other four highest paid officers of the corporation to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to certain stock option plans and other performance based compensation may be excluded from the $1.0 million limit. Compensation decisions for the executive officers are made with full consideration of the Code 162(m) implications. During fiscal 2006, no executive officer received compensation beyond the deductibility limits established by IRS Code Section 162(m).

The foregoing report on executive compensation was furnished by the Compensation Committee whose members are:

Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth, and William A. Russell.

Principal Shareholders

Other than those persons listed below, First Place is not aware of any person who may be considered to be the beneficial owner of more than 5% of its outstanding shares of common stock as of September 14, 2006. For purposes of the following table and the table set forth under “What First Place’s Directors and Executive Officers Own,” a person may be considered to own any shares of common stock (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after September 14, 2006.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,178,714	(1)	6.7%

(1)	As reported by Dimensional Fund Advisors Inc. (“Dimensional”) in its Schedule 13G/A filed with the SEC on February 6, 2006 (“Schedule 13G/A”), Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and states that it furnishes investment advice to four investment companies (collectively the “Funds”) that own the 1,178,714 shares of First Place common stock. However, Dimensional reported in the Schedule 13G/A that in its role as investment advisor or manager to the Funds, Dimensional possesses investment and/or voting power over the shares of First Place common stock that are reportedly owned by the Funds, and as a result Dimensional may be deemed the beneficial owner of the First Place common stock owned by the Funds. In the Schedule 13G/A, Dimensional disclaims beneficial ownership of the shares of First Place common stock owned by the Funds.

What First Place’s Directors and Executive Officers Own

The following table provides information, as of September 14, 2006, about the shares of common stock that are owned or may be deemed to be owned by (1) each director of First Place, (2) the Chief Executive Officer and the next four most highly compensated executive officers of First Place and First Place Bank and (3) all directors and executive officers of First Place and First Place Bank as a group.

Name of Beneficial Owner	Title at First Place Financial Corp.	Title at First Place Bank	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Class
Samuel A. Roth	Chairman of the Board	Chairman of the Board	38,581		*
A. Gary Bitonte, M.D.	Director	Director	150,046		*
Donald Cagigas	Director	Director	25,000		*
Marie Izzo Cartwright	Director	Director	70,982		*
Robert P. Grace	Director	Director	92,540		*
Thomas M. Humphries	Director	Director	80,060		*
Earl T. Kissell	Director	Director	38,583		*
Jeffrey B. Ohlemacher	Director	Director	28,106		*
E. Jeffrey Rossi	Director	Director	148,593		*
William A. Russell	Director	Director	37,236		*
Ronald P. Volpe, Ph.D.	Director	Director	7,500		*
Robert L. Wagmiller	Director	Director	6,282		*
Steven R. Lewis	President, Chief Executive Officer and Director	Chief Executive Officer and Director	342,219	(3)	1.9
Albert P. Blank		President and Chief Operating Officer	67,434	(4)	*
Craig L. Johnson		Regional President and Corporate Director of Commercial Real Estate	4,762	(5)	*
Paul S. Musgrove	Chief Financial Officer	Chief Financial Officer and Treasurer	3,227	(6)
Kenton A. Thompson		Regional President and Corporate Director of Business Financial Services	30,842	(7)	*
All directors and executive officers as a group (23 persons)			1,390,859		7.7

*	Represents less than 1% of outstanding common stock.

(1)	Beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse or a family member of the individual, or by trust.

(2)	Includes shares of common stock that may be acquired upon exercise of stock options, which options are exercisable within 60 days after September 14, 2006. The following individuals had a right to acquire the indicated number of shares: Mr. Roth, 21,381; Mr. Lewis, 224,000; Mr. Blank, 41,999; Mr. Cagigas, 25,000; Ms. Cartwright, 2,400; Mr. Grace, 56,100; Mr. Humphries, 56,100; Mr. Kissell, 5,000; Mr. Musgrove 2,000: Mr. Rossi, 50,000; Mr. Russell, 34,281; Mr. Thompson, 24,000 and Dr. Volpe, 5,350.

(3)	Includes 8,260 shares of common stock allocated to the employee stock ownership plan (“ESOP”) account of Mr. Lewis; includes 17,015 shares of common stock held in Mr. Lewis’ 401(k) plan account; and, includes 3,000 shares of common stock, which Mr. Lewis holds in a general partnership.

(4)	Includes 1,710 shares of common stock allocated to the ESOP account of Mr. Blank and 3,643 shares of common stock held in Mr. Blank’s 401(k) plan account.

(5)	Includes 313 shares of common stock allocated to the ESOP account of Mr. Johnson and 1,138 shares of common stock held in Mr. Johnson’s 401(k) plan account.

(6)	Includes 134 shares of common stock held in Mr. Musgrove’s 401(k) plan account.

(7)	Includes 190 shares of common stock allocated to the ESOP account of Mr. Thompson and 1,441 shares of common stock held in Mr. Thompson’s 401(k) plan account.

Stock Performance Graph

The following graph shows a comparison of cumulative total shareholder return on First Place’s common stock based on the market price of the common stock with the cumulative total return of companies on The NASDAQ Composite and the SNL All Bank and Thrift Index for the period beginning on June 30, 2001 through June 30, 2006. The graph assumes the investment of $100 on June 30, 2001 and the reinvestment of all dividends. The graph was derived from a limited period of time, and, as a result, may not be indicative of possible future performance of First Place common stock.

First Place Financial Corp.

Total Return Performance

Index	06/30/01	06/30/02	06/30/03	06/30/04	06/30/05	06/30/06
First Place Financial Corp.	100.00	159.13	139.06	157.80	175.65	206.15
NASDAQ Composite	100.00	67.93	75.71	95.97	97.03	103.32
SNL All Bank & Thrift Index	100.00	98.95	105.54	124.89	133.69	147.96

Source: SNL Financial LC, Charlottesville, VA

Summary Compensation Table

The following table shows, for the fiscal years ended June 30, 2006, 2005 and 2004, the cash compensation paid by First Place, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the next four most highly paid executive officers who received salary and bonus in excess of $100,000 during the year ended June 30, 2006.

Name and Principal Position	Fiscal Year			Long-Term Compensation
				Awards	All Other Compensation ($)(3)
		Annual Compensation (1)		Securities Underlying Options (#)
		Salary ($)(2)	Bonus ($)
Steven R. Lewis President and Chief Executive Officer	2006 2005 2004	$324,327 290,000 250,000	$181,431 120,713 92,250	— — —	$ $	20,011 17,535 16,460
Albert P. Blank President and Chief Operating Officer of First Place Bank	2006 2005 2004	$239,385 200,000 185,000	$120,582 91,575 68,265	— — 20,000		$20,055 17,535 16,370
Kenton A. Thompson (4) Regional President and Corporate Director of Business Financial Services of First Place Bank	2006 2005 2004	$204,673 183,750 168,269	$91,553 61,189 82,400	— — 40,000		$20,099 14,711 1,266
Craig L. Johnson (5) Michigan Regional President and Corporate Director of Commercial Real Estate at First Place Bank	2006 2005 2004	$204,539 173,462 12,308	$91,553 64,750 —	— 10,000 —		$18,592 785 65
Paul S. Musgrove (6) Chief Financial Officer and Treasurer	2006 2005	$185,000 24,904	$56,791 —	— 10,000		$1,269 85

(1)	For fiscal years 2006, 2005 and 2004, there were no (i) perquisites over the lesser of $50,000 or 10% of the individual’s total salary and bonus for the year; (ii) payments of above-market preferential earnings on deferred compensation; (iii) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (iv) tax payment reimbursements; or (v) preferential discounts on stock.

(2)	Includes amounts deferred pursuant to First Place Bank’s 401(k) Plan.

(3)	For 2006, includes matching contributions by First Place’s 401(k) plan in the amount of $7,000 for each of Messrs. Lewis, Blank and Thompson, allocations from First Place Bank’s ESOP in the amount of $11,836 for each of Messrs. Lewis, Blank and Thompson and $5,363 for Mr. Johnson, and term life insurance premiums in the amounts of $1,260, $1,204, $1,248, $1,213 and $1,254 for Messrs. Lewis, Blank, Thompson, Johnson and Musgrove.

(4)	Mr. Thompson’s 2004 bonus compensation includes a $25,000 hiring bonus.

(5)	Mr. Johnson was hired in May, 2004.

(6)	Mr. Musgrove was hired in May, 2005.

Aggregated Option Exercises and Fiscal Year-End Option Values Table

The following table sets forth information concerning the number and value of stock options held by the named executive officers at June 30, 2006, measured in terms of the $23.01 closing price of First Place common stock on June 30, 2006, as quoted on The NASDAQ Stock Market.

			Number of Securities Underlying Unexercised Options at June 30, 2006		Value of Unexercised In-the-Money Options at June 30, 2006(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercis- able (#)	Exercisable ($)	Unexercis- able ($)
Steven R. Lewis	—	—	224,000	—	$2,396,240	—
Albert P. Blank	—	—	41,999	8,001	389,816	$29,684
Kenton A. Thompson	—	—	24,000	16,000	89,040	59,360
Craig L. Johnson	—	—	2,000	8,000	7,700	30,800
Paul S. Musgrove	—	—	2,000	8,000	7,700	30,800

(1)	Represents the fair market value per share of common stock at fiscal year end based on the closing price of $23.01 at June 30, 2006, as quoted on The NASDAQ Stock Market, less the exercise price per share of the stock options outstanding, multiplied by the number of shares of common stock represented by such stock options.

Employment and Change in Control Agreements

Employment Agreements. First Place Bank and First Place have entered into employment agreements with Steven R. Lewis, Chief Executive Officer of First Place Bank and the President and Chief Executive Officer of First Place. First Place Bank has also entered into an employment agreement with Paul S. Musgrove, Corporate Executive Vice President – Chief Financial Officer and Treasurer of First Place Bank and Chief Financial Officer of First Place. These employment agreements are intended to ensure that First Place Bank and First Place will be able to maintain a stable and competent management base. The continued success of First Place Bank and First Place depends to a significant degree on the skills and competence of Mr. Lewis and Mr. Musgrove.

First Place and First Place Bank entered into employment agreements with Mr. Lewis on July 1, 2003. The term of the First Place employment agreement shall be extended on a daily basis unless written notice of non-renewal is given by the First Place board of directors. The First Place Bank agreement provides that commencing on the first anniversary date and continuing each anniversary date thereafter, First Place Bank’s board of directors may extend the agreement for an additional year so that the remaining term shall be thirty-six months, unless written notice of non-renewal is given by First Place Bank’s board of directors after conducting a performance evaluation of Mr. Lewis. Under the employment agreements, Mr. Lewis’ base salary will be reviewed annually. The current base salary under the employment agreements for Mr. Lewis is $345,000. In addition to the base salary, the employment agreements provide for, among other things, participation in incentive compensation and bonus plans, and receipt of benefits under any employee benefit plans of First Place.

Mr. Lewis’ agreement provides for payments to Mr. Lewis upon an “Event of Termination” equal to the remaining payments due for the remaining term of the agreement plus continuation of life, medical and dental coverage at no premium cost for the remaining term of the agreement. Under the agreement, an “Event of Termination” would include termination without cause; failure to reelect Mr. Lewis to his current offices; a material change in functions, duties or responsibilities; a relocation of Mr. Lewis’ principal place of employment by more than 50 miles; a material reduction in benefits or perquisites; liquidation or dissolution of First Place or First Place Bank; and breach of the agreement. The employment agreements also provide for termination by First Place Bank or First Place for cause as defined in the employment agreements, at any time. If Mr. Lewis was terminated for cause, First Place Bank and First Place would have no further payment obligation, and certain rights under incentive compensation plans would terminate.

Under the employment agreements, if involuntary termination or, under certain circumstances, voluntary termination follows a change in control of First Place Bank or First Place as defined in the employment agreements, Mr. Lewis, or, in the event of Mr. Lewis’ death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the employment agreement; or (ii) three times the average of the five preceding taxable years’ annual compensation. First Place Bank and First Place would also continue Mr. Lewis’ life, health and dental coverage for 36 months following termination. Notwithstanding that both First Place Bank and First Place employment agreements provide for a severance payment in the event of a change in control, Mr. Lewis would only be entitled to receive a severance payment under one agreement.

Upon any termination of Mr. Lewis, he is subject to a one-year non-competition agreement. The employment agreements also provide that First Place Bank and First Place shall indemnify Mr. Lewis to the fullest extent allowable under federal and Delaware law, respectively. First Place has agreed to indemnify Mr. Lewis, to the maximum extent permitted by federal and state law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer of First Place Bank. In addition, First Place Bank has agreed to provide Mr. Lewis with coverage under a standard directors’ and officers’ liability insurance policy.

First Place Bank also has an employment agreement with Mr. Musgrove, which became effective August 31, 2005 and will continue through June 30, 2007. Under the employment agreement, Mr. Musgrove current annual salary is $190,550. Mr. Musgrove is eligible to receive, along with the other executive officers, performance-based and discretionary bonuses, and periodic salary increases, and to participate in the Registrant’s employee benefit plans. First Place has guaranteed the obligations of First Place Bank in connection with the employment agreement.

Under the terms of the agreement, if Mr. Musgrove’s employment is involuntarily terminated, other than for cause, during the term of the employment agreement, then Mr. Musgrove would be entitled to receive: (i) a payment equal to two (2) times his “average annual compensation” for the five (5) most recent taxable years that he has been employed by First Place Bank or such lesser number of years if he is employed with First Place Bank for less than five (5) years and (ii) 24 months of continued life and medical insurance coverage. “Average annual compensation” includes base salary, incentives, commissions, bonuses and contributions on behalf of Mr. Musgrove to the 401(k) plan, Employee Stock Ownership Plan or other retirement plan of First Place Bank or First Place. In the event that Mr. Musgrove is terminated for cause, First Place Bank will have no further obligation to him and certain rights under stock incentive plans will terminate. Upon a voluntary termination by Mr. Musgrove, First Place Bank will be obligated to deliver the amount of salary, bonus, incentives and benefits earned as of the date of his termination. If Mr. Musgrove were involuntarily terminated within 24 months following a change in control of First Place Bank or First Place, Mr. Musgrove would receive the same severance benefits as described in (i) and (ii) in this paragraph.

Mr. Musgrove has agreed to limit his ability to compete with First Place Bank during the term of the employment agreement and for a period of one (1) year after his employment terminates. During that period, Mr. Musgrove has agreed not to solicit, induce or cause any employee, agent consultant, independent contractor, representative or associate of First Place Bank or any of First Place Bank’s affiliates to terminate their relationship with First Place Bank or any of First Place Bank’s affiliates. Mr. Musgrove also agreed to maintain the confidentiality of trade secrets and confidential business information about First Place Bank, the Registrant and their affiliates and customers.

First Place has agreed to indemnify Mr. Musgrove, to the maximum extent permitted by federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer of First Place Bank. In addition, First Place Bank has agreed to provide Mr. Musgrove with coverage under a standard directors’ and officers’ liability insurance policy.

Change-in-Control Agreements. First Place Bank has entered into two-year change in control agreements with Mr. Blank, Mr. Thompson, Mr. Johnson and six other executive officers of First Place Bank and First Place, none of whom are covered by employment contracts. The agreements are entered into between First Place Bank and the employee, and First Place guarantees the obligations of First Place Bank. The change in control agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the agreements may be renewed by First Place Bank’s board of directors for an additional year. The two year change in control agreements provide that in the event involuntary termination or, in certain circumstances, voluntary termination follows a change in control of First Place Bank or First Place, the executive officer would be entitled to receive a severance payment equal to two times his or her average annual compensation for the five years preceding the termination. First Place Bank would also continue to pay for the executive officer’s life and health insurance coverage for twenty-four months following termination. Payments to executive officers under First Place Bank’s change in control agreements are guaranteed by First Place in the event that payments of benefits are not paid by First Place Bank.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires First Place’s officers (as defined in regulations promulgated by the Securities and Exchange Commission thereunder), directors and persons who own more than ten percent of a registered class of First Place common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish First Place with copies of all Section 16(a) forms that they file.

Based solely on a review of copies of all such reports of ownership furnished to First Place, or written representations that no filings were necessary, First Place believes that all filing requirements applicable to First Place officers and directors, were complied with during the fiscal year, except for one inadvertent late Form 4 filing for Steven R. Lewis to report one transaction, one inadvertent late Form 4 filing for Dominique K. Stoeber to report two transactions and two inadvertent late Form 4 filings to report three transactions for Robert A. Wagmiller. The Form 4 report for Ms. Stoeber was subsequently filed with the Securities and Exchange Commission. The late transactions for Mr. Lewis and Mr. Wagmiller were reported on Form 5 reports filed with the Securities and Exchange Commission.

Transactions with Certain Related Persons. Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Place Bank’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

First Place Bank currently offers directors, officers and employees of First Place, who satisfy certain criteria and the general underwriting standards of First Place Bank, mortgage loans with interest rates, which may be up to 1/2% below the rates offered to First Place Bank’s other customers, (the “employee loan rate”). The program also offers a 1% interest rate discount on motor vehicle loans, other than motorcycles. Loan application fees are waived for all employee loan rate loans. With the exception of the employee loan rate, First Place Bank currently makes loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. Loans made by First Place Bank to its directors and executive officers are made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

As of June 30, 2006, twelve executive officers and directors had a total of thirteen loans outstanding, totaling $2.3 million in the aggregate. All of the loans currently outstanding to executive officers and directors are receiving the employee loan rate and all of the loans are secured by the borrower’s principal residence.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is made up of four directors: Messrs. Rossi (Chairman), Bitonte, Roth and Russell. All members of the Compensation Committee are independent in accordance with The NASDAQ Stock Market listing standards. None of these individuals was an officer or employee of First Place or any of its subsidiaries in fiscal 2006, was formerly an officer of First Place or any of its subsidiaries, or had a relationship in fiscal 2006 requiring disclosure by First Place pursuant to the Securities and Exchange Commission’s rules. None of First Place’s executive officers has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity during fiscal 2006, nor has any executive officer of First Place served as a director of another entity, one of whose executive officers served on the Compensation Committee of First Place during fiscal 2006.

PROPOSAL 2. RATIFICATION OF FIRST PLACE INDEPENDENT AUDITORS

The independent auditors for the fiscal year ended June 30, 2006 were the independent registered public accounting firm Crowe Chizek and Company LLC (“Crowe Chizek”). The Audit Committee has reappointed Crowe Chizek to continue as independent auditors for First Place Bank and First Place for the fiscal year ending June 30, 2007 and the board of directors has ratified this appointment. Although the Bylaws of First Place do not require the submission of the selection of independent auditors to the shareholders for approval, the board of directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the board of directors will be bound by the shareholders’ vote at the Annual Meeting, but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

The following aggregate fees were billed to First Place for professional services rendered by Crowe Chizek during the fiscal years ended June 30, 2006 and 2005:

	June 30, 2006	June 30, 2005
Audit fees (1)	$271,000	$302,500
Audit-related fees (2)	71,550	84,901
Tax fees (3)	66,050	43,500
All other fees	—	—

Total Fees	$408,600	$430,901

(1)	Includes fees related to the consolidated financial audit of First Place, including quarterly reviews, review of Forms 10-Q and 10-K, and fees for professional services rendered for audits related to the effectiveness of internal control over financial reporting.

(2)	Includes fees related to mergers and the audit of the ESOP.

(3)	Includes fees for services performed related to the preparation of various federal, state and local income tax returns, and tax planning.

The Audit Committee has adopted a policy for pre-approving all permissible services performed by Crowe Chizek. This policy requires the pre-approval of all services that may be provided by our independent auditors. All of the services provided by Crowe Chizek for the fiscal years ended June 30, 2006 and 2005 were subject to this policy and were approved by the Audit Committee under this policy. The Audit Committee has determined that the fees paid to Crowe Chizek during the 2006 and 2005 fiscal year are compatible with maintaining the auditor’s independence.

Representatives of Crowe Chizek will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the appointment of Crowe Chizek and Company LLC as the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC AS THE INDEPENDENT AUDITORS.

ADDITIONAL INFORMATION FOR FIRST PLACE SHAREHOLDERS

Shareholder Proposals

To be considered for inclusion in the proxy statement and the proxy card relating to the 2007 Annual Meeting of Shareholders, a shareholder proposal must be received by the corporate secretary at the address set forth on the Notice of Annual Meeting of Shareholders no later than May 29, 2007. Any such proposal will be subject to 17 C.F.R.§ 240.14a-8 of the Rules and Regulations under the Exchange Act.

Notice of Business to be Conducted at an Annual Meeting

First Place Bylaws provide an advance notice procedure for a shareholder to properly bring business before an annual meeting of shareholders. The shareholder must give written advance notice to the corporate secretary not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which the notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address as they appear on the record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require First Place to include in the proxy statement or the proxy card relating to an annual meeting any shareholder proposal, which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The board of directors knows of no business, which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your recordholder to vote personally at the Annual Meeting.

A copy of the Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2006, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders of record upon written request to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481.

By Order of the Board of Directors

/s/ J. Craig Carr
J. Craig Carr Secretary

Warren, Ohio

September 27, 2006

FIRST PLACE FINANCIAL CORPORATION

FIRST PLACE BANK

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. PURPOSE

The Audit Committee (the “Committee”) for First Place Financial Corporation (the “Corporation”) and First Place Bank (the “Bank”) is composed solely of directors who are independent of management and free from any relationship that would interfere with the exercise of independent judgment.

The primary function of the Audit Committee is to monitor the integrity of the financial statements of the Corporation, the accounting and financial reporting processes, the Corporation’s compliance with legal and regulatory requirements and the reviewing of the independence and performance of the Corporation’s internal auditors and independent certified public accountants or “independent accountants.” Consistent with this function, the Audit Committee will encourage continuous improvement of, and will foster adherence to, the Corporation’s policies, procedures and practices at all levels.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section V of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of at least three and up to six members as determined by the Board of Directors, each of whom shall be independent directors, in good standing and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A director is not considered “independent” if the following has occurred:

•	The director has been employed by the Corporation, any subsidiary or an affiliate during the current year or any of the past three years;

•	The director who accepted or has an immediate family member who accepted compensation in excess of $60,000 from the Corporation, any subsidiary or any of its affiliates in the past fiscal year, other than compensation for Board service, payments arising solely from investments in the Corporation’s securities, compensation paid to a family member who is a non-executive employee, benefits under a tax qualified retirement plan, or non-discretionary compensation;

•	The director is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation, any subsidiary or any of its affiliates as an executive officer;

•	The director is a partner in or a controlling shareholder or an executive officer of any organization to which the Corporation or any subsidiary made or from which the Corporation or any subsidiary received payments (other than those arising from investments in the Corporation’s securities or under non-discretionary charitable contributions matching programs) from property or services that exceed 5% of the Corporation’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•	The director is employed as an executive of another entity where any of the Corporation’s or any subsidiary’s executives serve on that entity’s compensation committee; or

•	The director is or has an immediate family member who is a current partner of the Corporation’s outside auditor, or who was a partner or employee of the Corporation’s outside auditor who worked on the Corporation’s audit at any time during any of the past three years.

In addition, to be considered “independent”, a member of the Committee may not, other than in his or her capacity as a member of the Committee, the Board of Directors, or any other Board committee:

•	Accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary, provided that, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Corporation (provided that such compensation is not contingent in any way on continued service); or

•	Be an affiliated person of the Corporation or any subsidiary thereof.

All members of the Committee shall have a working familiarity with basic finance and accounting practices and fundamental understanding of financial statements. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that rises to the level of such financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities, to be in compliance with SEC regulations and be designated the “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. The audit committee financial expert will be disclosed in the Corporation’s annual report, in the annual meeting proxy statement or on such other SEC filing as may be required. If the audit committee does not have a financial expert, this information and the reason will be disclosed on the annual report, in the annual meeting proxy statement or on such other SEC filing as may be required. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or outside consultants.

The members of the Audit Committee shall be appointed by the Board at the annual organizational meeting and shall serve until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Audit Committee. Members of the Committee shall not have participated in the preparation of the financial statements of the Corporation or any subsidiary during any of the last three years.

III. PRACTICES

In carrying out its responsibilities, the Committee will adopt practices which will enable the Committee to best react to changing conditions and to ensure that the Corporation’s accounting and reporting practices, the system of internal controls, and the fiduciary activities conducted are in accordance with all requirements. The Committee shall have the authority to retain outside legal counsel, accounting or other consultants to advise the Committee.

MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate, and each time the Corporation proposes to issue a press release with its quarterly or annual earnings information. The Audit Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary. In addition, the Committee should meet with management quarterly to review the Corporation’s financial reports.

The Committee will meet at least annually with the independent accountants in an executive session to discuss any matters that the Committee believes should be discussed privately. Executive session can be held with the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Corporate Vice President of Risk Management, general counsel, outside counsel, director of financial reporting, controller and anyone else as desired by the Committee.

RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Review of Financial Information

1.	Review the Corporation’s annual financial statements. Such review should include major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation’s financial statements.

2.	Review the management letter and schedule of unadjusted differences provided by the independent accountants. The Committee will follow-up with management on outstanding audit issues reported by the independent accountants to come to a satisfactory resolution.

3.	Review significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements.

4.	Review with management or the independent accountants the interim annual financial report before it is filed with the Securities and Exchange Commission (SEC) or other regulators.

5.	Inquire of the CEO and CFO regarding the “quality of earnings” of the Corporation from a subjective as well as an objective standpoint.

6.	Require that the Auditor review the Corporation’s interim financial statements prior to filing the quarterly report on Form 10-Q. Discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the Auditor under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purpose of this review.

Independent Accountants (External Auditors)

7.	Select, engage, compensate, oversee and, where, appropriate, replace the independent certified public accountants (the “Auditor”), considering independence and effectiveness. Discuss with the Auditor the overall scope and plans for the audit including the adequacy of staffing and compensation and submit to management, the audit, non-audit, administrative and other fees and compensation to be paid to the Auditor by management on behalf of the Committee. Pre-approve any non-auditing services provided by the independent accountant. Receive an affirmation from the Auditor that it is accountable only to the Committee.

8.	On an annual basis, review and discuss with the independent accountants all significant relationships they have with the Corporation to determine the accountants’ independence and receive from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Corporation as required by ISB Standard No. 1.

9.	Review and evaluate the performance of the independent accountants and review with the Board of Directors any proposed discharge of the independent accountants.

10.	Review with the independent accountants, the controller of the Corporation, and the Senior Internal Auditor, the audit scope and plan of the internal auditors and the independent auditors. Address the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources. Review the Auditor’s assessment of the adequacy of internal control and the resolution of identified material weaknesses and reportable conditions.

11.	Review, separately and/or collectively (as determined by the Committee), with management and the independent accountants:

•	The Corporation’s annual financial statements and related footnotes;

•	The independent auditors’ audit of the financial statements and their report thereon;

•	The independent auditors’ judgments about the quality, not just the acceptability, of the Corporation’s accounting principles as applied in it’s financial reporting;

•	The effect of any regulatory and accounting initiates, as well as off-balance-sheet structures;

•	Any significant changes required in the independent auditors’ audit plan; and

•	Matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication With Audit Committees (AICPA, Professional Standards, vol. 1, AU sec. 380) as amended, related to the conduct of the audit.

12.	Resolve any significant difficulties, disputes or disagreements between management and the Auditor encountered during the audit.

13.	Ascertain that the lead or concurring audit partner from any public accounting firms performing audit services, serves in that capacity for no more than five fiscal years of the Corporation. In addition, ascertain that any partner other than the lead or concurring partner serves no more than seven years at the partner level on the Corporation’s audit.

14.	Review with the independent accountants:

•	The adequacy of the Corporation’s internal controls including computerized information, system controls and security.

•	Any related significant findings and recommendations of the independent auditors and internal audit services together with management’s responses thereto.

Other

15.	Review the appointment, replacement, reassignment, or dismissal of the external firm engaged to provide internal audit consulting services.

16.	Consider and approve, if appropriate, the major changes to the organization’s auditing and accounting principles and practices as suggested by the independent accountants, management or the internal audit department.

17.	Review and reassess this Charter annually, and recommend proposed changes to the Board for approval. In this review, the Audit Committee will also consider changes to the Charter that are necessary as a result of new laws or regulations.

18.	Review with the general counsel regulatory matters that, in the opinion of management, may have a material impact on the financial statements, related company compliance policies and programs, and reports received from regulators.

19.	Review with external firm engaged to provide internal audit consulting services:

•	Significant findings on internal audits during the year and management’s responses;

•	Any difficulties the firm encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

•	Any changes required in the scope of their internal audit;

•	The internal auditing department budget

•	Internal auditing’s compliance with the Institute of Internal Auditors’ (IIA’s) Standards for the Professional Practice of Internal Auditing (Standards).

20.	Review with each public accounting firm that performs an audit:

•	All critical accounting policies and practices used by the Corporation;

•	Off-balance sheet transactions, if any;

•	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, the ramifications of each alternative, and the treatment preferred by the Corporation.

21.	Inquire of management, Corporate Vice President of Risk Management and the independent accountants about significant risks or exposures facing the Corporation; assess the steps management has taken or proposes to take to minimize such risks to the Corporation; and periodically review compliance with such steps.

22.	Review, process and retain any complaints or other communications received by the Corporation’s General Counsel, an employee of the Corporation or the independent external auditor regarding accounting, internal accounting controls or auditing matters. Also, review, process and retain confidential, anonymous submissions by employees of the Corporation regarding questionable accounting or auditing matters.

23.	Conduct investigations as may be necessary into any matter brought to its attention that is within the scope of its duties, with the power to retain independent outside counsel or other professionals or consultants for this purpose if, in its judgment, that is appropriate.

24.	The Committee shall review incidents of internal fraud to determine their impact in relation to the financial reporting process and the overall systems of internal control.

25.	Review the procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters that may be submitted by any party internal or external to the organization. Review procedures for the confidential, anonymous submission by employees of the organization of concerns regarding questionable accounting or auditing matters.

26.	Review the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

27.	Perform any other functions as assigned by law, this Charter, the Corporation’s By-laws and governing law, or as the Committee or the Board deems necessary or appropriate.

28.	The Committee shall keep minutes of its proceedings and submit the same to the Board for information or action at the next regularly scheduled meeting.

PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FIRST PLACE FINANCIAL CORP.

			For	With- held	For All Except

ANNUAL MEETING OF SHAREHOLDERS

October 26, 2006 – 10:00 a.m. Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints the proxy committee of the Board of Directors of First Place Financial Corp. (the “Company”), with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on Thursday, October 26, 2006, at 10:00 a.m. Eastern Time, at the Avalon Inn, 9519 East Market Street, Warren, Ohio, and at any and all adjournments thereof.

		1. The election of four (4) directors for terms of three (3) years each or until their successors are elected and qualified;	☐	☐	☐
Marie Izzo Cartwright, Robert P. Grace, Thomas M. Humphries and Jeffrey B. Ohlemacher
INSTRUCTION: To withhold your vote for any individual nominee, mark “For All Except” above and write that nominee’s name on the line provided below.

			For	Against	Abstain
		2. The ratification of the appointment of Crowe Chizek and Company LLC as independent auditors of the Company for the fiscal year ending June 30, 2007	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND “FOR” THE RATIFICATION OF CROWE CHIZEK AND COMPANY LLC AS AUDITOR.

This proxy is revocable at any time prior to the time of the vote at the Annual Meeting. This revocable proxy will be voted as directed, but if no instructions are specified on an executed proxy that is returned, then this proxy will be voted FOR the proposals. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxy committee of the Board of Directors in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please be sure to sign and date this Proxy in the box below.	Date

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Shareholder sign above Co-holder (if any) sign above

+	+

    Detach above card, date, sign and mail in postage-paid envelope provided.

FIRST PLACE FINANCIAL CORP.

The above signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement relating to the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.